Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2021 Financial Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 24, 2022--Papa John’s International, Inc. (Nasdaq: PZZA) today announced financial results for the three months and full year ended December 26, 2021.

Fourth quarter 2021 highlights compared to prior year fourth quarter

  Total company revenues of $528.9 million, up 12.6% over 2020
  Comparable sales up 11.1% in North America and 2.4% Internationally; Global system-wide restaurant sales of $1.2 billion, up 13.1% from 2020 (excluding the impact of foreign currency)
  Earnings per diluted share grew 139% to $0.67; Adjusted earnings per diluted share grew 88% to $0.75
  Repurchased $52 million of common stock during the fourth quarter, completing the previous $75 million share repurchase authorization

Full year 2021 highlights compared to prior year

  Total company revenues of $2.1 billion, up 14.1% over 2020
  Comparable sales up by 11.8% in North America and 13.0% Internationally; Global system-wide restaurant sales of $4.8 billion, up 15.4% from 2020 (excluding the impact of foreign currency)
  250 net unit openings driven by continued domestic and international growth
  Earnings per diluted share of $0.12, including Special items of $3.39 per share, largely related to repurchase and conversion of Series B Convertible Preferred Stock
  Adjusted earnings per diluted share grew to $3.51 from $1.40 in 2020
  Cash flow from operations of $184.7 million and free cash flow of $109.7 million for full year 2021

“In 2021 Papa Johns achieved strong comparable sales growth and industry outperformance for a second consecutive year, driving 15% system-wide sales gains and demonstrating our ability to sustain growth, even during one of the most uncertain and difficult business environments we have ever seen,” said President & CEO Rob Lynch. “On a two-year basis, comparable sales rose 29% in North America and 26% internationally last quarter, as our innovation culture continued to deliver high-value, premium products that customers love, such as Epic Stuffed Crust and New York Style pizza. With North America average annual unit sales exceeding $1.1 million and 2021 adjusted EPS of $3.51, a company record, I’m proud to say that we also delivered great value to our franchisees and shareholders.”

Mr. Lynch continued, “While the current labor and commodity environment presents great challenges across the restaurant industry and the economy as a whole, we have been able to continue growing and protect margins thanks to Papa Johns differentiated strategy, premium position and our dedicated franchisees and team members, especially in our restaurants and vertically integrated supply chain. In addition, Papa Johns development momentum is at an all-time high. In one of our best years, we opened 250 net new units in 2021 and since last summer we have signed multiple historic development deals for the brand, including most recently for 1,350 new stores in southern China. In short, Papa Johns long-term growth outlook has never been brighter.”

Financial Highlights

	Three Months Ended			Year Ended
In thousands, except per share amounts	Dec. 26, 2021	Dec. 27, 2020	Increase	Dec. 26, 2021	Dec. 27, 2020	Increase (Decrease)

Revenue	$528,885	$469,811	$59,074	$2,068,421	$1,813,234	$255,187
Operating income	38,165	19,698	18,467	168,241	90,253	77,988
Net income	24,623	13,167	11,456	120,016	57,932	62,084
Diluted earnings per share	0.67	0.28	0.39	0.12	1.28	(1.16)
Adjusted diluted earnings per share (a)	0.75	0.40	0.35	3.51	1.40	2.11
(a)

Adjusted diluted earnings per share is a non-GAAP measure that excludes “Special items,” which impact comparability. Special items include strategic corporate reorganization costs associated with the company’s new office in Atlanta, Georgia of $3.7 million and $13.1 million for the three months and year ended December 26, 2021, and $6.0 million for the three months and year ended December 27, 2020, respectively. For the year ended December 26, 2021, Special items also include $109.9 million of one-time charges associated with the repurchase and conversion of all shares of the company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) during the second quarter. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Quarterly Results

Consolidated revenues of $528.9 million in the fourth quarter of 2021 increased $59.1 million, or 12.6%, compared to the fourth quarter of the prior year primarily as a result of comparable sales increases of 11.1% and 2.4% for North America and International restaurants, respectively, which benefited from our menu innovation and growth strategies and higher customer retention from our customer rewards program which drove higher company-owned restaurant revenues, franchise royalties and commissary sales.

Consolidated operating income of $38.2 million for the fourth quarter of 2021 increased $18.5 million compared to the fourth quarter of 2020. The increase reflects stronger consolidated revenue from higher comparable sales and year-over-year restaurant unit growth internationally. These benefits more than offset an increase in expenses, including higher labor costs as a result of labor shortages in the market and higher commodity costs associated with our supply chain.

Diluted earnings per share was $0.67 for the fourth quarter of 2021 representing an increase of $0.39 over the fourth quarter of 2020. Excluding the impact of Special items, adjusted diluted earnings per share was $0.75 representing an increase of $0.35 over the fourth quarter of 2020.

Full Year Results

Consolidated revenues increased 14.1% to $2.1 billion for the year ended December 26, 2021, compared to the prior year, primarily due to higher comparable sales which benefited each of the company’s operating segments. Consolidated operating income increased $78.0 million for the year ended December 26, 2021 ($85.1 million excluding Special items), compared to the prior year, primarily due to double-digit comparable sales growth and strong net unit growth domestically and internationally.

For the year ended December 26, 2021, diluted earnings per share was $0.12 representing a decrease of $1.16 over the prior year period. Diluted earnings per share includes a $3.10 diluted impact from the repurchase and conversion of all shares of Series B Preferred Stock in the second quarter of 2021, which reflects the excess of the one-time cash payment over the carrying value of the Series B Preferred Stock. Excluding Special items, adjusted diluted earnings per share was $3.51 representing an increase of $2.11 over the prior year.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results for the year ended December 26, 2021.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three months and full year ended December 26, 2021, compared to the three months and full year ended December 27, 2020 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Year Ended
	Dec. 26, 2021	Dec. 27, 2020	Dec. 26, 2021	Dec. 27, 2020
Comparable sales growth:
Domestic company-owned restaurants	10.2%	10.2%	11.3%	14.2%
North America franchised restaurants	11.3%	14.5%	12.0%	18.6%
North America restaurants	11.1%	13.5%	11.8%	17.6%
International restaurants	2.4%	21.4%	13.0%	12.6%
Total comparable sales growth	8.6%	15.6%	12.1%	16.3%

System-wide restaurant sales growth:
(excluding the impact of foreign currency)
Domestic company-owned restaurants	10.9%	8.0%	11.1%	7.5%
North America franchised restaurants	12.7%	13.7%	13.0%	18.7%
North America restaurants	12.3%	12.4%	12.6%	16.0%
International restaurants	15.2%	24.8%	24.4%	15.5%
Total global system-wide restaurant sales growth	13.1%	15.4%	15.4%	15.9%

Global Restaurant Unit Data

As of December 26, 2021, there were 5,650 Papa John’s restaurants operating in 50 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 26, 2021	591	2,732	3,323	2,246	5,569
Opened	9	17	26	94	120
Closed	-	(10)	(10)	(29)	(39)
Ending - December 26, 2021	600	2,739	3,339	2,311	5,650
Net unit growth	9	7	16	65	81

Year-to-Date
Beginning - December 27, 2020	588	2,701	3,289	2,111	5,400
Opened	11	74	85	304	389
Closed	-	(35)	(35)	(104)	(139)
Acquired	1	-	1	-	1
Sold	-	(1)	(1)	-	(1)
Ending - December 26, 2021	600	2,739	3,339	2,311	5,650
Full year net store growth	12	38	50	200	250

Free Cash Flow

The company’s free cash flow (a non-GAAP financial measure defined as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders) was as follows (in thousands):

	Year Ended
	Dec. 26,	Dec. 27,
	2021	2020

Net cash provided by operating activities	$184,675	$186,439
Purchases of property and equipment (1)	(68,559)	(35,652)
Dividends paid to preferred shareholders (2)	(6,394)	(13,649)
Free cash flow	$109,722	$137,138
(1)	Increase of $32.9 million primarily driven by investment in growth, including technology and development initiatives.
(2)	Excludes cash consideration of $188.6 million paid for the repurchase and conversion of the Series B Preferred Stock in the second quarter of 2021.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

Cash Dividend and Share Repurchases

The company paid cash dividends of $12.7 million ($0.35 per common share) in the fourth quarter of 2021. On January 27, 2022, our Board of Directors declared a first quarter dividend of $0.35 per common share. The common share dividend was paid on February 18, 2022 to stockholders of record as of the close of business on February 7, 2022. The declaration and payment of any future dividends will be at the discretion of our Board of Directors.

As previously announced, in October 2021, our Board of Directors approved a new share repurchase program with an indefinite duration for up to $425.0 million of the company’s common stock. In the fourth quarter, the new share repurchase program operated alongside our previous $75.0 million share repurchase authorization, which expired on December 26, 2021. During the fourth quarter, a total of approximately 408,000 shares with an aggregate cost of $51.9 million and an average price of $127.44 per share were repurchased under these programs. Subsequent to the fourth quarter, we acquired an additional 109,000 shares at an aggregate cost of $13.3 million. Approximately $411.5 million remained available under the Company’s share repurchase program as of February 17, 2022.

The timing and volume of share repurchases under the new share repurchase program may be executed at the discretion of management on an opportunistic basis, subject to market and business conditions, regulatory requirements and other factors, or pursuant to trading plans or other arrangements. Repurchases under the new program may be made through open market, block, and privately negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate. Repurchases under the company’s share repurchase program may be commenced or suspended from time to time at the company’s discretion without prior notice.

2022 Outlook

Given on-going uncertainty surrounding the future impact of COVID-19, and especially the Omicron variant, we are not providing comprehensive outlook metrics for 2022 at this time.

Conference Call

A conference call is scheduled for February 24, 2022 at 8:00 a.m. Eastern Time to review the company’s fourth quarter and full year 2021 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s website. The Conference ID is 3070297.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the COVID-19 pandemic and the related restrictions, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, labor shortages, inflation, reorganization costs and the related organizational, employment and real estate changes from opening our new office in Atlanta, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information, including assumptions about our ability to manage difficulties and opportunities associated with or related to the COVID-19 pandemic or the cessation thereof in the future, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; changes in consumer demand or behavior; labor shortages at company and/or franchised stores and our quality control centers; impact of delayed new store openings, both domestically and internationally; vaccine mandates; our ability to navigate changing governmental programs and regulations relating to the pandemic; the increased risk of phishing, ransomware and other cyber-attacks; and our ability to fully realize the anticipated benefits of our corporate reorganization and new office in Atlanta, Georgia. Actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

	Three Months Ended		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
(In thousands, except per share amounts)	2021	2020	2021	2020
	(Note)		(Note)
GAAP operating income	$38,165	$19,698	$168,241	$90,253
Strategic corporate reorganization costs (1)	3,730	5,985	13,094	5,985
Adjusted operating income	$41,895	$25,683	$181,335	$96,238

GAAP net income attributable to common shareholders	$24,389	$9,319	$4,073	$41,737
Strategic corporate reorganization costs (1)	3,730	5,985	13,094	5,985
Repurchase and conversion of Series B Preferred Stock (2)	-	-	109,852	-
Tax effect of strategic corporate reorganization costs (3)	(839)	(1,346)	(2,946)	(1,346)
Two-class impact for Non-GAAP adjustment to net income (4)	-	(658)	-	(662)
Adjusted net income attributable to common shareholders	$27,280	$13,300	$124,073	$45,714

GAAP diluted earnings per common share	$0.67	$0.28	$0.12	$1.28
Strategic corporate reorganization costs (1)	0.10	0.18	0.37	0.18
Repurchase and conversion of Series B Preferred Stock (2)	-	-	3.10	-
Tax effect of strategic corporate reorganization costs (3)	(0.02)	(0.04)	(0.08)	(0.04)
Two-class impact for Non-GAAP adjustment to net income (4)	-	(0.02)	-	(0.02)
Adjusted diluted earnings per common share	$0.75	$0.40	$3.51	$1.40
(Note) The above table does not include the impact of the allocation of undistributed earnings to participating securities for Special items in 2021.

(1)	Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia.
(2)	Represents the one-time charge related to the repurchase and conversion of all shares of Series B Preferred Stock and includes related professional fees incurred as part of the transaction.
(3)

The tax effect for strategic corporate reorganization costs was calculated by applying the marginal tax rate of 22.5%. There was no tax effect on the repurchase and conversion of the Series B Preferred Stock as the one-time charge was non-deductible for tax purposes.

(4)	Represents an adjustment to the allocation of undistributed earnings to participating securities for the strategic corporate reorganization costs.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 26,	December 27,
	2021	2020
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$70,610	$130,204
Accounts receivable, net	81,370	90,135
Notes receivable, current portion	12,352	11,318
Income tax receivable	9,386	1,273
Inventories	34,981	30,265
Prepaid expenses and other current assets	46,310	43,212
Total current assets	255,009	306,407

Property and equipment, net	223,856	200,895
Finance lease right-of-use assets, net	20,907	16,840
Operating lease right-of-use assets	176,256	148,110
Notes receivable, less current portion, net	35,504	36,538
Goodwill	80,632	80,791
Deferred income taxes	5,156	10,800
Other assets	88,384	72,389
Total assets	$885,704	$872,770

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$28,092	$37,370
Income and other taxes payable	19,996	10,263
Accrued expenses and other current liabilities	190,116	174,563
Current deferred revenue	21,700	19,590
Current finance lease liabilities	4,977	3,545
Current operating lease liabilities	22,543	23,538
Current portion of long-term debt	-	20,000
Total current liabilities	287,424	288,869

Deferred revenue	13,846	13,664
Long-term finance lease liabilities	16,580	13,531
Long-term operating lease liabilities	160,672	124,666
Long-term debt, less current portion, net	480,730	328,292
Deferred income taxes	258	948
Other long-term liabilities	93,154	111,364
Total liabilities	1,052,664	881,334

Series B Convertible Preferred Stock	—	251,901
Redeemable noncontrolling interests	5,498	6,474

Total Stockholders' deficit	(172,458)	(266,939)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$885,704	$872,770

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$193,381	$174,440	$778,323	$700,757
North America franchise royalties and fees	32,187	27,837	129,310	96,732
North America commissary revenues	200,562	176,414	761,305	680,793
International revenues	40,142	36,371	150,771	123,963
Other revenues	62,613	54,749	248,712	210,989
Total revenues	528,885	469,811	2,068,421	1,813,234

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	156,213	144,717	621,871	563,799
North America commissary expenses	185,312	164,261	703,622	630,937
International expenses	24,495	21,219	87,286	73,994
Other expenses	58,228	52,085	226,320	200,304
General and administrative expenses	54,486	55,562	212,265	204,242
Depreciation and amortization	11,986	12,269	48,816	49,705
Total costs and expenses	490,720	450,113	1,900,180	1,722,981
Operating income	38,165	19,698	168,241	90,253
Investment income	530	436	1,912	2,131
Interest expense	(6,548)	(4,097)	(19,205)	(17,022)
Income before income taxes	32,147	16,037	150,948	75,362
Income tax expense	6,606	2,764	25,993	14,748
Net income before attribution to noncontrolling interests	25,541	13,273	124,955	60,614
Net income attributable to noncontrolling interests	(918)	(106)	(4,939)	(2,682)
Net income attributable to the company	$24,623	$13,167	$120,016	$57,932

Calculation of net income for earnings per share:
Net income attributable to the company	$24,623	$13,167	$120,016	$57,932
Dividends on redemption of Series B Convertible Preferred Stock	—	—	(109,852)	—
Dividends paid to participating securities	(127)	(3,513)	(6,091)	(14,059)
Net income attributable to participating securities	(107)	(335)	—	(2,136)
Net income attributable to common shareholders	$24,389	$9,319	$4,073	$41,737

Basic earnings per common share	$0.67	$0.29	$0.12	$1.29
Diluted earnings per common share	$0.67	$0.28	$0.12	$1.28

Basic weighted average common shares outstanding	36,171	32,698	35,007	32,421
Diluted weighted average common shares outstanding	36,513	32,981	35,337	32,717

Dividends declared per common share	$0.350	$0.225	$1.150	$0.900

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 26, 2021	December 27, 2020

Operating activities
Net income before attribution to noncontrolling interests	$124,955	$60,614
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit for allowance for credit losses on accounts and notes receivable	(852)	(4,734)
Depreciation and amortization	48,816	49,705
Deferred income taxes	3,753	(9,268)
Stock-based compensation expense	16,919	16,310
Other	581	2,257
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,023	(22,420)
Income tax receivable	(8,113)	3,760
Inventories	(4,708)	(2,736)
Prepaid expenses and other current assets	2,866	2,884
Other assets and liabilities	(20,077)	20,879
Accounts payable	(9,278)	8,229
Income and other taxes payable	9,733	2,664
Accrued expenses and other current liabilities	15,875	59,353
Deferred revenue	182	(1,058)
Net cash provided by operating activities	184,675	186,439

Investing activities
Purchases of property and equipment	(68,559)	(35,652)
Notes issued	(16,132)	(16,589)
Repayments of notes issued	18,555	11,154
Acquisitions, net of cash acquired	(699)	—
Other	3,323	16
Net cash used in investing activities	(63,512)	(41,071)

Financing activities
Proceeds from issuance of senior notes	400,000	—
Repayments of term loan	(340,000)	(20,000)
Net proceeds of revolving credit facilities	80,000	—
Debt issuance costs	(9,179)	—
Repurchase of Series B Convertible Preferred Stock	(188,647)	—
Acquisition of Company common stock	(72,499)	(2,701)
Proceeds from exercise of stock options	11,969	30,622
Dividends paid to common stockholders	(40,356)	(29,362)
Dividends paid to preferred stockholders	(6,394)	(13,649)
Tax payments for equity award issuances	(5,847)	(3,974)
Distributions to noncontrolling interests	(5,942)	(2,420)
Other	(3,631)	(1,977)
Net cash used in financing activities	(180,526)	(43,461)

Effect of exchange rate changes on cash and cash equivalents	(231)	386
Change in cash and cash equivalents	(59,594)	102,293
Cash and cash equivalents at beginning of period	130,204	27,911

Cash and cash equivalents at end of period	$70,610	$130,204

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272